Exhibit 10.15

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS NOT MATERIAL AND (I) WOULD BE COMPETITIVELY HARMFUL TO THE REGISTRANT IF PUBLICLY DISCLOSED OR (II) IS INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH INFORMATION HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

AMENDED AND RESTATED LICENSE AGREEMENT

dated February 9th, 2016

between

RECURSION PHARMACEUTICALS, LLC

and

UNIVERSITY OF UTAH RESEARCH FOUNDATION

Revised February 25, 2011

Exclusive License Agreement

Confidential

Amended and Restated License Agreement

THIS AMENDED AND RESTATED LICENSE AGREEMENT (“Agreement”) is entered into this 9th day of February, 2016 (“Restatement Date”) by and between the UNIVERSITY OF UTAH RESEARCH FOUNDATION, a Utah non-profit corporation, having its principal place of business at 615 Arapeen Drive, Suite 310, Salt Lake City, UT 84108, hereinafter referred to as “Licensor,” and Recursion Pharmaceuticals, LLC, a Delaware limited liability company, having its principal place of business at 383 Colorow Dr., Salt Lake City, UT 84108, hereinafter referred to as “Licensee.” Licensor and Licensee may be referred to herein solely as a “party” or jointly as the “parties” as the case may be.

WITNESSETH

WHEREAS, certain inventions and discoveries, generally characterized as “Tempol for CCM” and assigned University of Utah identification number U-5637, as “A treatment to limit permeability in Cerebral Cavernous Malformation Lesions” and assigned University of Utah identification number U-5690, and as “Compounds for the treatment of CCM” and assigned Utah identification number U-5804, hereinafter collectively referred to as the “Invention”, have been made in the course of research at the University of Utah and are Covered By the Technology Rights (as defined below); and

WHEREAS, Licensee and Licensor entered into a Know-How License Agreement dated June 17, 2014 (the “Original Agreement”) covering know-how rights to the Know-How in the Invention, together with rights to know-how in disclosures known as University of Utah identification numbers U-5637, U-5690, and U-5804, pursuant to which Licensor granted a license to all of such know-how intellectual property rights in exchange for Licensee’s issuance to Licensor of the Initial Shares (as defined below); and

WHEREAS, in connection with this Agreement, Licensee and Licensor have entered into the Patent Assignment Agreement dated February 9th, 2016 and attached hereto in Appendix 1, pursuant to which Licensee assigns to Licensor the Patent Rights referred to on Exhibit “A” in exchange for Licensor’s agreement to license all of such Patent Rights and the Know-How rights to the items referred to in the immediately preceding paragraph(s), upon the terms and conditions hereinafter set forth in this Agreement; and

WHEREAS, Licensee wishes to obtain from Licensor a license under the Technology Rights for the commercial development, production, manufacture, use, and sale, of Licensed Products and/or Licensed Services, and Licensor is willing to grant such a license upon the terms and conditions hereinafter set forth in this Agreement; and

WHEREAS, Licensor and Licensee desire now to amend and restate the Original Agreement to expand Licensee’s rights as licensee of the Technology Rights, amending, restating, and replacing the Original Agreement with this Agreement such that the terms of this Agreement will be deemed to apply from and after the Restatement Date.

NOW THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, the parties hereby amend and restated the Original Agreement to state in its entirety as follows:

ARTICLE 1. DEFINITIONS

1.1

“Affiliate” means any person or Entity that controls, is controlled by, or is under common control with Licensee, directly or indirectly. For purposes of this definition, “control” and its various forms means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or Entity, whether through ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, the Licensee will be deemed to control another Entity if the Licensee owns or directly or indirectly controls at least 50% of the voting stock or other securities of the Entity.

1.2

“Commercially Diligent Efforts” means, with respect to a Licensed Product and/or Licensed Service, the diligent exercise, dedication and expenditure of efforts, money, personnel, and resources as reasonably needed to develop, manufacture, market and sell the Licensed Product and/or Licensed Service, which shall be consistent with those utilized by companies of similar size and type developing products and services of a similar kind and market potential to the Licensed Product and/or Licensed Service.

1.3

“Confidential Information” means any information disclosed by one party to the other party which is identified as confidential at the time of disclosure, including information consisting of data; research results; technology; software; materials; patents; copyrighted works; know-how; trade secrets; business or product plans; marketing, sales or other financial information; periodic reports; progress reports and commercialization plans or other information which, under the circumstances, should be reasonably known to be confidential. Confidential Information shall not include information: (i) to the extent such information must be disclosed pursuant to any applicable “freedom of information,” “sunshine,” or similar law, rule or regulation including, without limitation, the Utah Governmental Records Access and Management Act (“GRAMA”), Section 63G-2-101 et seq., Utah Code Ann. (1953), as amended; (ii) that at the time of disclosure is available to the public, or after disclosure becomes a part of the public domain by publication or otherwise, through no fault of the recipient; (iii) that the recipient already properly possessed prior to receipt from the disclosing party; (iv) that the recipient has received without obligation of confidentiality or limitation on use from a third party who had the lawful right to disclose such information; or (v) that was independently developed by or for the recipient by any person or persons who had no knowledge or benefit of the disclosing party’s Confidential Information. Information disclosed under this Agreement shall not be deemed within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in the possession of the receiving party. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the receiving party’s possession, but only if the combination itself and its principle of operation are in the public domain or such party’s possession. For clarity, all the plans, reports and records made available by Licensee to Licensor under Article 8 and Article 9, and all Licensed Product Data, including the summary provided to Licensor under Section 14.2 shall be deemed Licensee’s Confidential Information, regardless of whether they are marked as such.

1.4	Reserved

1.5	Reserved

1.6

“Covered By” means, where applicable to Patent Rights, a claim or claims directed to any subject matter disclosed within any pending or issued patent included in the Patent Rights claiming all, a portion, or a component or step of any product, apparatus, kit or component part thereof, or any method, procedure, or process. Where applicable to Technology Rights (other than Patent Rights), “Covered By” shall mean a use, reproduction, preparation of derivative work, distribution, public performance, public display, or other practice, as applicable, that would constitute, but for a license granted by Licensee, a misappropriation, violation, and/or infringement of such Technology Rights.

1.7	Reserved

1.8	“Effective Date of the Original Agreement” means June 17, 2014.

1.9

“Entity” means a corporation, an association, a joint venture, a partnership, a trust, a business, an institution, an individual, a government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

1.10	Reserved

1.11	“Field of Use” means all uses and applications.

1.12	Reserved

1.13

“Know-How” means any Licensor non-public proprietary data, information, documentation, translations, text, designs, procedures, processes, technical improvements, trade secrets, copies, and other materialized forms of any tangibles within the foregoing, that existed as of the Effective Date of the Original Agreement, and that is, as of the Effective Date of the Original Agreement or at any time during the term of this Agreement, disclosed to and controlled by the Technology and Venture Commercialization office at the University of Utah under U-5637, U-5690 and U-5804 and which is not Covered By the Patent Rights.

1.14

“Licensed Product” means any product, apparatus, kit or component part thereof, or any other subject matter, the manufacture, design, creation, use, importation, distribution, or sale of which is Covered By or otherwise uses the Technology Rights.

1.15

“Licensed Service” means any service, method, procedure, process or other subject matter, the practice, manufacture, use, provision, distribution, use, sale, and as applicable the reproduction, preparation of derivatives, and public performance or public display of which is Covered By or otherwise uses the Technology Rights.

1.16	“Licensed Product Data” means data, including clinical data, owned or controlled by Licensee relating to a given Licensed Product or Licensed Service and which is generated after the Restatement Date.

1.15

“Patent Rights” means and includes all of the following Licensor intellectual property: (a) the United States patents and/or patent applications listed in Exhibit A; (b) any United State patent application filed by or on behalf of Licensor claiming any invention claimed or disclosed in its entirety in, and at least one common inventor with any application described in clause (a); (c) United States patents issued from the applications identified in clauses (a) or (b) and from divisionals and continuations (other than continuations-in-part) of these applications and any reissues of such United States patents; (d) claims of continuation-in-part applications and patents directed to subject matter expressly described (excluding subject matter claimed by way of inherency) in the patent(s) and/or patent application(s) listed in clauses (a), (b) and (c); (e) all foreign counterparts of (a), (b), (c) or (d); and (f) any registrations, renewals, reissues, reexaminations or extensions of any kind with respect to any of such patents or patent applications described in clauses (a), (b), (c), (d) or (e).

1.16

“Sublicensee” means any party other than an Affiliate which enters into an agreement or arrangement with Licensee or receives a license grant from Licensee under the Technology Rights, to manufacture, have manufactured, offer for sale, sell, lease, use, practice, import, distribute a Licensed Product or Licensed Service, subject to the then-current applicable article, item, service, technology, and technical data-specific requirements of the U.S. export laws and regulations. For the avoidance of doubt, a third party who is granted only the right to develop, manufacture, distribute or promote any Licensed Product or Licensed Service on Licensee’s behalf (such as a contract research organization, contract manufacturer, distributor, wholesaler and the like) or who is granted an implied license as part of a sale of the Licensed Product or Licensed Product to use and resell such Licensed Product will not be considered a Sublicensee.

1.17	“Technology Right(s)” means Licensor’s intellectual property rights in the Patent Rights and Know-How licensed to Licensee hereunder.

1.18	“Territory” means the entire world.

1.19	Reserved

1.20	Reserved

1.21	Reserved

ARTICLE 2. LICENSE GRANT

2.1	License Grant

Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee a non-royalty-bearing, exclusive license to make, have made, use, offer to sell, sell, import, and distribute any Licensed Product and/or any Licensed Service in the Field of Use under Licensor’s Patent Rights throughout the Territory. Licensor hereby grants to Licensee a non-royalty-bearing, non-exclusive, perpetual license to make, have made, use, sell, or practice, any Licensed Product and/or any Licensed Service in the Field of Use under Licensor’s Know-How throughout the Territory. These grants are subject to Licensee’s compliance with all material obligations hereunder, and further subject to rights retained by Licensor and the University of Utah to:

i. publish the scientific findings from research conducted in whole or in part at the University related to the Technology Rights;

ii. manufacture, have manufactured, use or practice the Technology Rights for its own non-commercial research and educational purposes; manufacture, use, and provide Licensed Products and Licensed Services to other academic and nonprofit research institutions for their own non-commercial research and educational purposes; and

iii. allow other academic and nonprofit research institutions to use the Technology Rights for non-commercial educational and research purposes.

2.2	Reserved

2.3	Reserved

2.4

No Implied License. Licensee shall obtain no implied license rights to the Technology Rights or any other rights owned or controlled by Licensor. Any and all rights not expressly granted to Licensee herein shall be retained by Licensor.

2.5	Affiliates

Licensee may extend the license granted herein to any Affiliate if the Affiliate consents in writing to be bound by this Agreement to the same extent as Licensee.

2.6	Sublicensing

Licensor hereby grants to Licensee the right to grant and authorize sublicenses to one or more Sublicensees, subject to the following:

i.	Any sublicense agreement granting a third party rights to the Technology Rights shall:

(a) Be no more burdensome upon, or less favorable to, Licensor (nor purport to grant to any sublicensee broader rights in Licensor’s Technology Rights than granted by this Agreement) in all material respects;

(b) Contain an acknowledgement by the Sublicensee of Licensor’s disclaimer of warranty and the limitation on Licensor’s liability substantially similar to those provided in Sections 15.2 (No Representations or Warranties) and 15.3 (Disclaimer of Specific Warranties);

(c) Require the Sublicensee to indemnify Licensor with respect to such Sublicensee’s exercise of its rights under the Technology Rights in a manner substantially similar to the manner in which Licensee has agreed to indemnify Licensor under Article 20 (Indemnification);

(d) Impose on the Sublicensee obligations substantially similar to those imposed upon Licensee under Article 7 (Confidentiality), Article 8 (Quarterly & Annual Reports), Article 11 (Marking), Article 14.1 (Disposition of Licensed Products), Article 17 (Insurance), Article 21 (Notices), Article 22 (Regulatory Compliance), Article 23 (Governing Law) and Article 25 (Use of Names) hereof;

(e) Expressly prohibit the Sublicensee from granting further sublicenses in Licensor’s Technology Rights without providing written notice to Licensor (which may be provided by way of Licensee) and an opportunity to object solely on the basis of non-compliance with the foregoing subsections (a)-(e). Any such further sublicense not objected to by Licensor within [***] of its notice thereof shall be deemed accepted by Licensor.

If any sublicense agreement granting any rights to the Technology Rights does not comport with the above requirements, that agreement shall be invalid and unenforceable.

Licensee shall within [***] of: (a) execution, provide Licensor with a copy of each sublicense granted by Licensee hereunder, and any amendments thereto or terminations thereof, (with those terms not reasonably necessary to determine compliance with this Agreement redacted); and (b) receipt, summarize and deliver copies of all major reports due to Licensee from Sublicensee(s) to the extent required for the compliance with Licensee’s reporting obligations under this Agreement.

iv.

If this Agreement is terminated for any reason, any sublicense granted hereunder shall remain in effect provided that upon request by Licensor, each Sublicensee promptly agrees in writing to be bound by the applicable terms of this Agreement, as such terms apply to the Sublicensee (in which event the Sublicensee will be deemed a direct licensee of Licensor). Any sublicense granted pursuant to this Article 2 shall expressly include the foregoing contingency.

v.	Licensee shall be responsible to Licensor for the performance of its Sublicensees under each sublicense agreement granting any rights to any Technology Rights.

ARTICLE 3. TERM OF AGREEMENT

This Agreement shall be in full force and effect from and after the Restatement Date and shall expire on a country-by-country basis upon the expiration of the last-to-expire patent within the Patent Rights in the applicable country, unless otherwise terminated by operation of law or by acts of the parties pursuant to the terms of this Agreement (the “Term”). Upon expiration of the Term, the License shall automatically convert into, and Licensee shall retain thereafter a non-royalty bearing, perpetual, irrevocable, non-exclusive license to make, have made, use, sell, or practice, any Licensed Product and/or any Licensed Service in the Field of Use under Licensor’s Know-How throughout the Territory.

ARTICLE 4. FEES

4.1	Reserved

4.2	Reserved

4.3	Reserved

4.4	Reserved

4.5	Reserved

ARTICLE 5. COMMERCIAL DILIGENCE

5.1	Commercial Diligence

After the Restatement Date Licensee shall use Commercially Diligent Efforts to develop, manufacture, sell, and/or distribute one or more Licensed Product(s) and/or Licensed Service(s) in order to make them readily available to the general public as soon as possible on commercially reasonable terms. Thereafter, Licensee shall continue using Commercially Diligent Efforts to commercialize such Licensed Product(s) and/or Licensed Service(s) throughout the remaining Term of this Agreement (“Actively Commercializing”).

ARTICLE 6. EQUITY OWNERSHIP

6.1	Equity

In partial consideration of the rights granted to Licensee by Licensor in this Agreement, Licensee has issued to Licensor [***] fully authorized, and fully paid, non-assessable units of its common limited liability company member interests (“Common Units”) (the “Initial Shares”), receipt of which Initial Shares by Licenser is hereby acknowledged by Licensor. Such Initial Shares have been issued in the name of Licensor. Licensee hereby represents that the Initial Shares represented [***] of the aggregate of all of Licensee’s common equity outstanding on June 17, 2014, the date of issuance thereof, calculated on a fully diluted basis. At all times thereafter, the Initial Shares and Licensee will be free of any claim or obligation to issue additional equity to Licensor. Exhibit B contains a true and correct capitalization table of Licensee as certified by an officer of Licensee as of the Effective Date of the Original Agreement.

6.2	Definition

The term “fully diluted basis” will mean that the total number of issued and outstanding shares of Licensee’s equity securities as calculated to include conversion of all issued and outstanding securities then convertible into Licensee’s Common Units, or other equity securities, as applicable, and the exercise of all then outstanding options and warrants to purchase Licensee’s Common Units, or other equity securities, as applicable, whether or not then exercisable, but excluding securities not issued but issuable to, or reserved for issuance to, officers, directors, managers, employees or consultants of Licensee pursuant to any employee or consultant equity offering, or compensation or incentive plan adopted or approved by Licensee’s board of managers within [***], the date of issuance of the Initial Shares to Licensor.

ARTICLE 7. CONFIDENTIALITY

7.1	Reasonable Precautions; Prohibition Against Disclosure.

Licensee and Licensor acknowledge that either party may provide certain Confidential Information to the other with regard to the Invention or otherwise. The recipient of Confidential Information shall take all reasonable precautions to protect all such information. Such precautions shall involve at least the same degree of care and precaution that the recipient customarily uses to protect its own confidential information of similar nature or importance, but in no circumstance with less than reasonable care. The party receiving Confidential Information of the disclosing party shall not disclose such information to third parties without the prior written consent of the disclosing party.

7.2	Disclosure Required by Law and Other Permitted Disclosure.

Notwithstanding the foregoing, disclosure by a recipient party of the other party’s Confidential Information shall not be precluded if such disclosure is: (a) in response to a valid order of a court or to another governmental body of the United States or any political subdivision thereof; provided, however, that in either case, the party required to make such disclosure shall (i) have made reasonable effort to give prompt notice to the disclosing party to permit it to seek a protective order or grant of confidentiality, (ii) cooperate with the disclosing party’s efforts to seek confidential or protective treatment of such information, as reasonably requested by the disclosing party, and (iii) minimize the extent of any such disclosure; (b) under appropriate confidentiality provisions substantially equivalent to those in this Agreement, in connection with the performance of its obligations or exercise of rights under this Agreement; (c) to the extent such disclosure is reasonably necessary in the prosecution or maintenance of patents (including applications therefor) in accordance with this Agreement, prosecuting or defending litigation, filing for, obtaining and maintaining regulatory approvals; or (d) in communication with existing and potential investors, partners, acquirers, Sublicensees, consultants, advisors (including financial advisors, lawyers and accountants) and others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement.

ARTICLE 8. QUARTERLY & ANNUAL REPORTS

8.1	Reserved

8.2	Progress Report and Commercialization Plan

Commencing on January 1, 2017, and on each January 1 thereafter, Licensee shall submit to Licensor a written report covering Licensee’s (and each Affiliate’s and Sublicensee’s, as applicable) progress in development and commercialization of all Licensed Products and Licensed Services.

On or before the [***] following the close of Licensee’s fiscal year, Licensee shall provide Licensor with financial statements certified by an executive officer of Licensee as fairly presenting, in all materials respects, the financial condition and operating results of Licensee, and prepared in accordance with commercially reasonable accounting practices applied on a consistent basis throughout the periods indicated for the preceding fiscal year including, at a minimum, a balance sheet, an income statement and statement of cash flows for Licensee and each Sublicensee and Affiliate granted rights hereunder.

ARTICLE 9. PAYMENTS, RECORDS and AUDITS

9.1	Reserved

9.2	Reserved

9.3	Records

Licensee shall keep, and cause its Sublicensees and Affiliates to keep, complete, true and accurate records and books. Records and books shall be kept at Licensee’s principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates.

9.4	Audit

Such books and the supporting data maintained as required by Section 9.3 shall be open to inspection by Licensor or its agents, upon reasonable prior notice to Licensee, its Affiliates or Sublicensees, as applicable, at all reasonable terms for a term of [***] following the end of the calendar year to which they pertain, for the purpose of verifying Licensee’s compliance with this Agreement. Such access will be available to Licensor upon not less than [***] written notice to Licensee, its Affiliates or Sublicensees, as applicable, not more than [***] each calendar year of the Term as set forth in Article 3 hereof, during normal business hours, and [***] for [***] after the expiration or termination of this Agreement.

ARTICLE 10. TECHNOLOGY RIGHTS PROSECUTION AND MAINTENANCE

10.1	Future Technology Rights Expenses

Licensee will timely pay all future expenses incurred during the Term for filing, prosecuting, and maintaining the Patent Rights, and all other Technology Rights as set forth herein, that are licensed to Licensee hereunder, including without limitation, any taxes, annuities or maintenance fees on such Technology Rights. Licensee agrees to receive such invoices directly from intellectual property counsel, with Licensor receiving a copy of such invoice. Licensee shall pay such invoices directly to intellectual property counsel with written confirmation of payment to Licensor.

In the event that Licensee fails to timely pay or reimburse any Technology Rights expenses required under this Agreement within [***] of receipt of notification that such expenses are due, Licensee will be required within the following [***] period to establish with a leading and first class bank, subject to approval by Licensor, an irrevocable and, if so requested by Licensor, confirmed standby letter of credit (not restricted, unless otherwise jointly agreed upon) in the amount of [***] in favor of Licensor available immediately to secure the payment of Technology Rights expenses due under this Agreement. Licensor may draw upon such standby letter of credit upon presentation of the letter notifying Licensee of expenses due and payable and a statement from Licensor of Licensee’s failure to pay. Should Licensee decline or fail to pay the costs and legal fees for the preparation, prosecution and maintenance of any patent or patent application within the Patent Rights under this Agreement, Licensor may at its discretion, either assume by written notice to Licensee the prosecution and maintenance of the particular patent or patent application at its own costs, provided that such patent or patent application will be excluded from the Patent Rights and Licensee shall have no further rights to such patent or patent application. Any exclusion pursuant to this Section 10.1 shall not relieve Licensee of any obligation or liability accrued hereunder prior to such exclusion, or rescind or give rise to any right to rescind any payments made or other consideration given to Licensor hereunder prior to the time such exclusion becomes effective.

10.2	Intellectual Property Counsel

Licensor will work closely with Licensee to develop a suitable strategy for the prosecution and maintenance of all Technology Rights. It is intended that Licensor will interact directly with the intellectual property counsel selected by Licensee pursuant to Section 10.3 below in all phases of prosecution, including preparation, office action responses, filing strategies for continuation or divisional applications, and other related activities. Licensee will request that copies of all material documents prepared by the selected intellectual property counsel be provided by intellectual property counsel to Licensor for review and comment prior to filing, to the extent practicable under the circumstances. All patents and patent applications will be in the name of Licensor, owned by Licensor and included as part of the Technology Rights licensed pursuant to this Agreement.

10.3	Licensee Selection of Intellectual Property Counsel

As between the parties, Licensee shall have the first right to file, prosecute and maintain patents and patent applications within the Patent Rights at its own expense. Accordingly, Licensor agrees to allow Licensee to select the intellectual property attorney, subject to Licensor’s consent, in writing, to such selected intellectual property attorney(s), or any subsequent or new intellectual property attorney(s), which consent shall not be unreasonably withheld. The selected intellectual property attorney(s) will agree to keep Licensor adequately informed and involved as to all material information, material communications with governmental offices, material issues and decisions, and related matters applicable to prosecuting the applications for the Patent Rights and for maintaining the Patent Rights in good standing. Decisions for prosecuting the applications will be made so as to obtain as broad a scope of protection as is reasonable and practical under the circumstances. Licensee will ensure that copies of all material documents prepared by the intellectual property attorney(s) selected by Licensee be provided to Licensor for review and comment prior to filing unless to do so would be unreasonable under the circumstances. Licensee will promptly notify Licensor of its plans to file, revise or drop any application or claim which may adversely affect the Patent Rights or the rights of Licensor under this Agreement. Without prior written consent of Licensor, Licensee and the selected intellectual property attorney(s) shall not change any inventorship designations and shall not drop or reduce any claim in a pending application which may adversely affect the Patent Right of Licensor.

ARTICLE 11. MARKING

Licensee shall, and agrees to require its Affiliates and Sublicensees to, comply with any marking requirements of the intellectual property laws of the applicable countries in the Licensed Territory to the extent any failure to do so would materially and adversely affect the Technology Rights or any Licensed Product or Licensed Services, or either party’s ability to avail itself of all potential remedies for any infringement of the Technology Rights, and particularly agrees to permanently and legibly mark all Licensed Products and/or Licensed Services made, used, reproduced, or sold under the terms of this Agreement, or their respective containers, in accordance with the applicable provisions set forth in the patent-marking and notice provisions under Title 35, United States Code. Any sublicense agreement granting a third party rights to the Patent Rights shall impose on the Sublicensee obligations substantially similar to those imposed in this paragraph.

ARTICLE 12. REMEDIES OF LICENSOR

12.1	For Cause

If Licensee should: (i) fail to deliver to Licensor any statement or report required hereunder when due; (ii) reserved; (iii) violate or fail to perform any material covenant, condition, or undertaking of this Agreement to be performed by it hereunder; (iv) cease, for a period in excess of [***], active Commercially Diligent Efforts to develop or commercialize a Licensed Product or Licensed Service, or Actively Commercializing a Licensed Product or Licensed Service; (v) file a bankruptcy action (including any petition in bankruptcy or insolvency or for the appointment of a receiver), or have a bankruptcy action against it, that is not dismissed or otherwise resolved in Licensee’s favor within [***] after Licensee’s receipt of notice of such action; (vi) enter into an assignment of substantially all of its assets for the benefit of its creditors; or (vii) enter into a composition with creditors, or have a receiver appointed for it; then Licensor may give written notice of such default to Licensee. If Licensee should fail to cure such default within [***] of such notice; provided that if Licensee disputes the existence of such default in good faith by providing written notice to Licensor during such [***] period, Licensor shall not have the right to terminate this Agreement unless and until it has been determined in accordance with dispute resolution mechanism in Article 28 of this Agreement that such default actually occurred and Licensee fails to cure such default within [***] after any such determination, the rights, privileges, and any license granted hereunder shall automatically terminate.

12.2	Cessation of Business

If Licensee shall cease, for a period of [***], to carry on its business with respect to the rights granted in this Agreement, this Agreement shall terminate upon [***] written notice by Licensor.

12.3	Reserved

12.4	Survival of Terms

No termination of this Agreement by Licensor shall relieve Licensee of its obligation to pay any monetary obligation due or owing at the time of such termination and shall not impair any accrued right of Licensor. Articles 1 (Definitions), 6 (Equity Ownership), 7 (Confidentiality), 9 (Payments, Records and Audits), 11 (Marking), 14 (Disposition of Licensed Products and Licensed Product

Data), 15 (Obligations and Warranties of Licensor), 17 (Insurance), 18 (Waiver), 20 (Indemnification), 21 (Notices), 23 (Governing Law), 25 (Use of Names), 27 (Dispute Resolution), 29 (General Provisions), and Sections 2.6(iv) (Sublicensing), 12.4 (Survival of Terms), and 13.2 (Continuing Obligations) hereof shall survive the expiration or earlier termination of this Agreement.

ARTICLE 13. SURRENDER OF CERTAIN RIGHTS BY LICENSEE

13.1	Written Notice

Licensee may terminate this Agreement, in whole or as to any specified patent, as applicable, at any time and from time to time without cause, by giving written notice thereof to Licensor. Such termination shall be effective [***] after such notice and all Licensee’s rights associated therewith shall cease as of that date.

13.2	Continuing Obligations

Any termination pursuant to Article 12 or Section 13.1 hereof shall not relieve Licensee of any obligation or liability accrued hereunder prior to such termination, or rescind or give rise to any right to rescind any payments made or other consideration given to Licensor hereunder prior to the time such termination becomes effective. Such termination shall not affect in any manner any rights of Licensor arising under this Agreement prior to the date of such termination.

ARTICLE 14. DISPOSITION OF LICENSED PRODUCTS AND

LICENSED PRODUCT DATA

14.1	Licensed Product on Hand

Upon expiration or termination of this Agreement by either party, in whole or as to any specified patent, Licensee shall provide Licensor with a written inventory of all Licensed Products under the control of Licensee that are in process of manufacture, in use, in stock, or as applicable being publicly performed or displayed. Licensee may dispose of any such Licensed Products within the [***] period following such expiration or termination, provided, however, that Licensee shall render reports to Licensor thereon in the manner specified herein.

14.2	Licensed Product Data

A summary of all Licensed Product Data must be provided to Licensor within [***] following termination of this Agreement pursuant to Section 12.2. All Licensed Product Data (including the summary provided by Licensee hereunder) shall remain the Confidential Information of Licensee, subject to the protections of Article 7. Following any such termination, Licensee shall, subject to any rights any Affiliates, Sublicensees or other third parties may have with respect to any of the foregoing that survive such termination, grant to Licensor a right for Licensor to provide such summary to all Licensed Product Data to potential licensees of Licensor (under conditions of confidentiality consistent with Article 7), solely for use in Licensor’s efforts to license the Technology Rights to such potential licensees of Licensor for the Licensed Technology Rights; Licensor shall not be entitled to license, grant, or transfer to any third party any rights in any Licensed Product Data. In the event Licensor agrees in writing to material economic terms with a third party concerning the grant of a license to such third party under the Technology Rights formerly licensed to Licensee hereunder, and Licensor desires to make Licensed Product Data available to the potential Licensee, Licensor shall provide written notice thereof to Licensee, and Licensee shall enter into good faith negotiations with such third party for a period of [***] following Licensee’s receipt of such notice from Licensor concerning the granting of rights to, or transfer of title in, the Licensed Product

Data to such third party on commercially reasonable terms, subject to any rights that any Affiliates, Sublicensees or other third parties may have with respect to any of the foregoing that survive the termination of this Agreement; provided, however, if Licensee (having complied with the obligations of such Section) and such third party do not enter into a definitive agreement with thereto within such [***], Licensee shall have no further obligation under this Section.

ARTICLE 15. OBLIGATIONS AND WARRANTIES OF LICENSOR

15.1	Authority

Licensor warrants that it has the lawful right to grant the license set forth in this Agreement.

15.2	No Representations or Warranties

EXCEPT AS EXPRESSLY PROVIDED IN SECTION 15.1, THE PARTIES ACKNOWLEDGE AND AGREE THAT LICENSOR HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE TECHNOLOGY RIGHTS OR THE LICENSES GRANTED HEREUNDER INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, LICENSOR ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF LICENSOR, INVENTORS, AND AUTHORS FOR DAMAGES, INCLUDING BUT NOT LIMITED TO DIRECT, INDIRECT, SPECIAL AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH LICENSEE’S OR ITS AFFILIATES’ OR SUBLICENSEES’ MANUFACTURE, USE, SALE, DISTRIBUTION, REPRODUCTION, PREPARATION OF DERIVATIVES OF, PUBLIC DISPLAY, PUBLIC PERFORMANCE, OR OTHER PRACTICE OF THE PRODUCTS AND SERVICES LICENSED UNDER THIS AGREEMENT. LICENSEE, ITS AFFILIATES AND SUBLICENSEES ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND OR SERVICE MANUFACTURED, USED, SOLD, DISTRIBUTED, REPRODUCED, PUBLICLY DISPLAYED, PUBLICLY PERFORMED, OR OTHERWISE PRACTICED BY LICENSEE, ITS SUBLICENSEES AND AFFILIATES WHICH INCORPORATES A LICENSED PRODUCT OR LICENSED SERVICE AS DEFINED IN THIS AGREEMENT.

15.3	Disclaimer of Specific Warranties

Without limiting the generality of the foregoing, nothing in this Agreement shall be construed as:

i.	a warranty or representation by Licensor as to the validity or scope of any Technology Rights.

ii.

a warranty or representation by Licensor that anything made, used, sold, distributed, or as applicable publicly performed, publicly displayed, derived from, or otherwise disposed of pursuant to any license granted under this Agreement is or will be free from infringement of intellectual property rights of third parties.

iii.

an obligation by Licensor to bring or prosecute actions or suits against third parties for infringement, misappropriation, or other similar causes of action related to the Technology Rights, except as expressly provided in Article 16 hereof.

iv.	conferring by implication, estoppel or otherwise any license or rights under any intellectual property of Licensor other than Technology Rights.

v.	conferring by implication, estoppel or otherwise any ownership interest or right in or to any intellectual property of Licensor.

15.4	Limitation of Liability

Notwithstanding any provision in this Agreement to the contrary, Licensor’s aggregate liability under this Agreement shall not exceed [***]. Notwithstanding any provision in this Agreement to the contrary, except as it relates to any indemnification obligation of Licensee or its Affiliate or Sublicensee, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, STATUTORY OR PUNITIVE DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

ARTICLE 16. INFRINGEMENT

16.1	Claims of Infringement Against Licensee. Its Affiliates or Sublicensees

If any third party claims infringement or misappropriation against Licensee, any Affiliate or Sublicensee as a result of such party’s use of the Technology Rights, then Licensee shall promptly notify Licensor thereof in writing, setting forth the facts of such claim in reasonable detail. As between the parties to this Agreement, Licensee shall have the first and primary right and responsibility at its own expense to defend and control the defense of any such claim against Licensee, an Affiliate or Sublicensee, by counsel of its own choosing. Licensee shall be free to enter into a settlement, consent judgment, or other voluntary disposition of any such claim, provided that any settlement, consent judgment or other voluntary disposition of any such claim which (i) materially limits the scope, validity, or enforceability of any portion of the Technology Rights or (ii) admits fault or wrongdoing on the part of Licensor must be approved by Licensor, in its sole discretion. Licensee’s request for such approval shall include complete copies of final settlement documents, a detailed summary of such settlement, and any other information material to such settlement. Licensor shall provide Licensee notice of its approval or denial within [***] of any request for such approval by Licensee, provided that (i) in the event Licensor wishes to deny such approval, such notice shall include a written description of Licensor’s reasonable objections to the proposed settlement, consent judgment or other voluntary disposition and (ii) Licensor shall be deemed to have approved of such proposed settlement, consent judgment or other voluntary disposition in the event it fails to provide such notice within such [***] period in accordance herewith. Subject to the policies of the University of Utah, to the extent applicable to Licensor, Licensor agrees to cooperate with Licensee in any reasonable manner deemed by Licensee to be necessary in defending any such action. Licensee shall promptly reimburse Licensor for any reasonable, documented out of pocket expenses incurred in providing such assistance.

16.2	Infringement of Technology Rights by Third Parties

i. Notice. If either party discovers the infringement by a third party of any of Licensor’s Technology Rights licensed under this Agreement, that party shall give written notice of such claim to the other party. Licensor shall then use reasonable efforts to terminate such infringement. In the event Licensor fails to abate the infringing activity within [***]after such written notice, as between the parties, Licensee shall have the first right, at its sole option, to bring legal action against the third party infringer. In the event Licensee elects not to bring suit for patent infringement against a commercially significant infringement, Licensor may bring suit for infringement or misappropriation, as applicable. The Litigating Party (as defined below) shall be free to enter into a settlement, consent judgment, or other voluntary disposition of any such claim, provided that any settlement, consent judgment or other voluntary disposition of any such claim which (a) materially limits the scope, validity, or enforceability of any portion of the Technology Rights or (b) admits fault or wrongdoing on the part of the other Party (the “Non-Litigating Party”) must be approved by the Non-Litigating Party, in its sole discretion. The Litigating Party’s request for such approval shall include complete copies of final settlement documents, a detailed summary of such settlement, and any other information material to such settlement. The Non-Litigating Party shall provide the Litigating Party notice of its approval or denial within [***] of any request for such approval by Litigating Party, provided that (a) in the event the Non-Litigating Party wishes to deny such approval, such notice shall include a written description of its reasonable objections to the proposed settlement, consent judgment or other voluntary disposition and (b) the Non-Litigating Party shall be deemed to have approved of such proposed settlement, consent judgment or other voluntary disposition in the event it fails to provide such notice within such [***] period in accordance herewith. Subject to the policies of the University of Utah, to the extent applicable to Licensor, Licensor agrees to cooperate with Licensee in any reasonable manner deemed by Licensee to be necessary in connection with any such action.

ii. Expenses. Any such legal action shall be at the expense of the party by whom suit is filed, hereinafter referred to as the “Litigating Party”. Any damages or costs recovered by the Litigating Party in connection with a legal action filed by it hereunder, and provided that the Litigating Party is reimbursed for its costs and expenses reasonably incurred in the lawsuit, and after any payments due to Licensor under Article 4 are paid, shall be equally divided between Licensee and Licensor.

iii. Mutual Cooperation. Licensee and Licensor shall reasonably cooperate with each other in litigation proceedings instituted hereunder (including without limitation, by joining as a nominal party plaintiff and executing such documents as the Litigating Party may reasonably request), provided that such cooperation shall be at the expense of the Litigating Party, and such litigation shall be controlled by the Litigating Party.

ARTICLE 17. INSURANCE

17.1	Insurance Requirements

Beginning at the time any Licensed Product and/or Licensed Service is being distributed or sold (including for the purpose of obtaining any required regulatory approvals) by Licensee, Affiliate, or a Sublicensee, Licensee will, at its sole cost and expense, procure and maintain commercial general liability insurance issued by an insurance carrier with an A.M. Best rating of “A” or better in amounts not less than [***] per incident and [***] annual aggregate. Licensee will use reasonable efforts to have Licensor, the University of Utah, and their respective officers, employees and agents, named as additional insureds. All rights of subrogation will be waived against Licensor and its insurers. Such commercial general liability insurance will provide: (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee’s indemnification under this Agreement; and (iii) coverage for litigation costs. The specified minimum insurance amounts will not constitute a limitation on Licensee’s obligation to indemnify Licensor, the University of Utah, and their respective officers, employees and agents, under this Agreement.

17.2 Evidence of Insurance and Notice of Changes

Licensee will provide Licensor with written evidence of such insurance upon request by Licensor. Licensee will provide Licensor with written notice of at least [***] prior to the cancellation, non-renewal, or material change in such insurance.

17.3	Continuing Insurance Obligations

Licensee will maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Product(s) and/or Licensed Service(s) developed pursuant to this Agreement is being commercially used, distributed, reproduced, manufactured, sold, publicly performed, or publicly displayed by Licensee, any Affiliate, or any Sublicensee or agent of Licensee, and (ii) for [***] after such period.

ARTICLE 18. WAIVER

No waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

ARTICLE 19. ASSIGNABILITY

This Agreement is not assignable or otherwise transferable (including by operation of law, or asset purchase) by either party without the prior written consent of the other party; provided, however, that Licensee (without any requirement to obtain consent of Licensor) may (subject only to compliance with the following sentence) assign this Agreement (whether by assignment, merger, consolidation, or other transfer or by operation of law, to any wholly-owned subsidiary, or any person or entity that acquires (by any means) all or substantially all of the assets of Licensee to which this Agreement relates. As a condition to, or concurrently with, Licensee’s assignment or other transfer of this Agreement in accordance with this Section, Licensee shall: (i) at all times prior to and at the time of such assignment have fully observed and complied with all rights of Licensor as a member in Licensee under applicable law; and (ii) give written notice to Licensor identifying the transferee, with contact information for such transferee’s chief executive officer. Licensee may by written agreement with such transferee condition such assignment or other transfer on such transferee assuming in writing all of Licensee’s obligations under this Agreement, upon delivery of which Licensee shall be deemed released from all obligations under this Agreement. Neither any (A) merger of Licensee with any other entity or entities, or (B) transfer or issuance of member interests in Licensee shall be deemed to be an assignment of this Agreement or any of Licensee’s rights in this Agreement.

ARTICLE 20. INDEMNIFICATION

LICENSEE SHALL INDEMNIFY, HOLD HARMLESS AND DEFEND LICENSOR, THE UNIVERSITY OF UTAH, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS (COLLECTIVELY, “INDEMNIFEES”) AGAINST ANY AND

ALL THIRD PARTY CLAIMS, SUITS, LOSSES, DAMAGES, COSTS, LIABILITIES, FEES AND EXPENSES (INCLUDING REASONABLE FEES OF ATTORNEYS) (COLLECTIVELY, “CLAIMS”) BASED ON, RESULTING FROM OR ARISING OUT OF: (I) THE EXERCISE OF ANY LICENSE GRANTED UNDER THIS AGREEMENT, WHETHER BY LICENSEE, ANY AFFILIATE OR ANY SUBLICENSEE; OR (II) ANY ACT, ERROR, OR OMISSION OF LICENSEE, ANY AFFILIATE, OR SUBLICENSEE, OR ANY OF THE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS OF THE FOREGOING, INCLUDING WITHOUT LIMITATION ANY BREACH OF THIS AGREEMENT, ANY CLAIM OF NEGLIGENT ACTS OR OMISSIONS OR MISCONDUCT, AND ANY PRODUCT LIABILITY CLAIM, ANY ASSERTED OR ESTABLISHED VIOLATION OF APPLICABLE LAW, REGULATION, RULE OR ORDER, AND ANY CLAIM OF INFRINGEMENT OF A THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS; EXCEPT TO THE EXTENT SUCH CLAIMS RESULT SOLELY FROM GROSSLY NEGLIGENT ACTS OR OMISSIONS, OR WILLFUL MISCONDUCT OF AN INDEMNI 11E; PROVIDED HOWEVER, THAT ANY INDEMNI              LEE SEEKING INDEMNIFICATION HEREUNDER SHALL PROVIDE LICENSEE WITH: (I) PROMPT WRI1TEN NOTICE OF THE CLAIM FOR WHICH IT WISHES TO SEEK INDEMNIFICATION; (II) SOLE CONTROL AND AUTHORITY TO SE      ITLE AND/OR DEFEND ANY SUCH CLAIM TO THE EXTENT ALLOWABLE UNDER THE LAWS OF THE STA 11, OF UTAH UNLESS, AND TO THE EXTENT, THE SE             ITLEMENT INCLUDES THE ADMISSION OF FAULT OR WRONGDOING ON THE PART OF LICENSOR OR ITS AFFILIATES, IN WHICH EVENT SUCH SE      FILEMENT SHALL BE SUBJECT TO LICENSOR’S PRIOR Vail:1EN CONSENT, WHICH CONSENT WILL NOT BE UNREASONABLY WITHHELD; AND (III) PROPER AND FULL INFORMATION AND ASSISTANCE TO SETTLE AND/OR DEFEND ANY SUCH CLAIM. LICENSEE SHALL GIVE LICENSOR TIMELY NOTICE OF ANY CLAIM OR SUIT INSTITUTED OF WHICH LICENSEE HAS KNOWLEDGE THAT IN ANY WAY, DIRECTLY OR INDIRECTLY, AFFECTS OR MIGHT AFFECT LICENSOR, AND LICENSOR SHALL HAVE THE RIGHT AT ITS OWN EXPENSE TO PARTICIPATE IN THE DEFENSE OF THE SAME. NOTWITHSTANDING THE FOREGOING, LICENSEE SHALL HAVE NO OBLIGATIONS FOR ANY CLAIM IF THE INDEMNIIEE SEEKING INDEMNIFICATION MAKES ANY ADMISSION, SE1TLEMENT OR OTHER COMMUNICATION REGARDING SUCH CLAIM WITHOUT THE PRIOR WRI              1 I EN CONSENT OF LICENSEE, WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD.

ARTICLE 21. NOTICES

Any payment, notice or other communication required or permitted to be given to either party hereto shall be in writing and shall be deemed to have been properly given and effective: (i) on the date of delivery if delivered in person during recipient’s normal business hours; or (ii) on the date of attempted delivery if delivered by courier, express mail service or first-class mail, registered or certified. Such notice shall be sent or delivered to the respective addresses given below, or to such other address as either party shall designate by written notice given to the other party as follows:

In the case of Licensee:

Recursion Pharmaceuticals, LLC

[***]

Attn: CEO

In the case of Licensor:

UNIVERSITY OF UTAH RESEARCH FOUNDATION

Technology Commercialization Office

[***]

Salt Lake City, UT 84108

With a copy to:

OFFICE OF GENERAL COUNSEL

University of Utah

[***]

Salt Lake City, Utah 84112

ARTICLE 22. REGULATORY COMPLIANCE

22.1	Registration

When required by local/national law, Licensee shall register this Agreement, pay all costs and legal fees connected therewith, and otherwise ensure that the local/national laws affecting this Agreement are fully satisfied.

22.2	Export Controls

Licensee shall comply with all applicable U.S. laws dealing with the export and/or management of technology or information. Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR,) and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (i) ITAR and EAR product/service/data-specific requirements; (ii) ITAR and EAR ultimate destination-specific requirements; (iii) ITAR and EAR end user-specific requirements; (iv) ITAR and EAR end use-specific requirements; (v) Foreign Corrupt Practices Act; and (vi) anti-boycott laws and regulations. Licensee will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Product(s) and/or Licensed Service(s) (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed reexport) the Licensed Product(s) and/or Licensed Service(s) (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of U.S. export laws and regulations or other applicable U.S. laws and regulations. Licensee will include an appropriate provision in its agreements with its authorized Sublicensees to assure that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations.

ARTICLE 23. GOVERNING LAW

This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without application of any principles of choice of laws, and the courts within Salt Lake County in the State of Utah shall have exclusive jurisdiction and venue for all disputes arising out of this Agreement.

ARTICLE 24. RELATIONSHIP OF PARTIES

In assuming and performing the respective obligations under this Agreement, Licensee and Licensor are each acting as independent parties and neither shall be considered or represent itself as a joint venture, partner, franchisee, agent or employee of the other.

ARTICLE 25. USE OF NAMES

25.1	By Licensee

Licensee may use the name “The University of Utah Research Foundation” in factually based materials related to the Licensed Products and/or Licensed Service(s) and the business of Licensee; provided, however, that Licensee may not use the name of Licensor, the University of Utah, and their respective officers, employees and agents, in connection with any name, brand or trademark related to Licensed Products or Licensed Services. For example, Licensee may include a statement in promotional materials that refers to the fact that a product or service is based on technology developed at The University of Utah; Licensee may not include the name of the University of Utah, University of Utah Research Foundation, or like designation in a product or service name. Without the prior written consent of the Licensor or University of Utah, as applicable, neither Licensee nor any Affiliate or Sublicensee will use any trademark, trade name, logo, service mark or other mark of the Licensor or University of Utah or any affiliate of the Licensor or University of Utah.

25.2	By Licensor

Licensor may use Licensee’s name, but only in connection with Licensor’s publicity related to Licensor’s intellectual property and commercialization achievements.

ARTICLE 26. ARMS LENGTH TRANSACTION

The parties acknowledge and agree that this Agreement has been negotiated at arm’s length between the parties, and each party and its counsel have participated fully in the review and revision of this Agreement At Licensee’s request, the Agreement has been integrated to include Technology Rights including one or more patents or patent applications and, as set forth herein if applicable, copyrights and/or trademarks; however, all terms relative to the individual parties have been independently negotiated. No rights or obligations with respect to the Patent Rights are dependent upon acceptance by Licensee of terms relative to other of the Patent Rights, or of terms relative to unpatented products or services, including trademarks and/or copyrights, as applicable. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement. The language in this Agreement shall be interpreted as to its fair meaning and not strictly for or against any party.

ARTICLE 27. CERTAIN ADDITIONAL COVENANTS OF LICENSOR

In consideration of Licensee’s assignment of the Patent Rights to Licensor as provided in Appendix 1, Licensor:

(a) hereby grants Licensee the exclusive, irrevocable, assignable option to purchase all of the Patent Rights for the price of [***] payable at the closing referred to in the next sentence. Such option may be exercised by Licensee at any time after [***] by written notice to Licensor by delivery of a purchase agreement in customary commercially reasonably form signed by Licensee providing for closing within [***] after

Licensee’s execution and delivery thereof and Licensor’s execution and delivery of an assignment of the Patent Rights in recordable form without representation or warranty of any kind except that Licensor then has exclusive ownership of the Patent Rights, Licensor then has the power and authority to sell the Patent Rights and that the officer of Licensor executing such purchase agreement and assignment has the legal power and authorization to execute and deliver them; and

(b) hereby grants Licensee the right to compel Licensor to sell the Patent Rights, on terms and conditions acceptable to both Licensor and such buyer, in any transaction in which: (i) the buyer is a bona fide independent party unaffiliated with Licensee; (ii) the buyer agrees in writing to pay a stated purchase price in cash greater than [***]; (iii) in such transaction Licensee or an Affiliate of Licensee are to receive a specified share [***] of the Licensor’s net proceeds of the price paid to Licensor by the buyer; and (iv) the minimum compensation to Licensor will be no less than specified in Section 27(a).

ARTICLE 28. DISPUTE RESOLUTION

28.1

Discussion. Except as otherwise provided in this Agreement, prior to either party initiating any arbitration under Section 28.2 concerning any dispute arising out of or relating to this Agreement, the relationships created by it, the transactions occurring under it (other than actions for injunctive relief), or the making, interpretation, construction, performance or breach hereof, the parties shall attempt in good faith to resolve such disputes promptly by negotiation as follows: a party may provide written notice that a dispute exists (a “Notice of Dispute”) to the other party, which Notice of Dispute shall make specific reference to the resolution requirements set forth in this Article 28 and shall include a brief statement of such party’s position. Within [***] of the delivery of the Notice of Dispute, [***] at a mutually acceptable time and place meet to discuss and attempt to resolve such dispute. Within [***] of the meeting between [***], if the dispute has not been resolved by negotiation, [***] will meet to discuss and attempt to resolve such dispute.

28.2

Arbitration. The parties agree that if such a dispute has not been resolved by negotiation within [***] of the delivery of a Notice of Dispute, or if the parties to such dispute have failed to meet within [***]of the Notice of Dispute, then such dispute shall be finally settled by binding arbitration in [***] under the then-current rules of the Judicial Arbitration and Mediation Services (JAMS) by one (1) arbitrator appointed in accordance with such rules. The arbitrator may grant injunctive or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction. The parties agree that, any provision of applicable law notwithstanding, they will not request and the arbitrator shall have no authority to award, punitive or exemplary damages against either party. The costs of the arbitration, including administrative and arbitrator’s fees, [***]. Each party shall bear the cost of its own attorneys’ fees and expert witness fees. Nothing in this Section 28(b) shall preclude either party from seeking interim or provisional relief in the form of a temporary restraining order, preliminary injunction, or other interim relief concerning a dispute prior to or during an arbitration pursuant to this Section 28(b) necessary to protect the interests of such party.

ARTICLE 29. GENERAL PROVISIONS

29.1	Headings

The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

29.2	Binding Effect

This Agreement shall not be binding upon the parties until it has been signed below by or on behalf of each party.

29.3	Amendment; Modification

No amendment or modification of this Agreement shall be valid or binding upon the parties unless made in writing and signed by both parties hereto.

29.4	Entire Agreement

This Agreement includes and incorporates all Exhibits referenced herein, unless such Exhibit specifically excludes incorporation. This Agreement, including all incorporated Exhibits, embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter thereof, including but not limited to the Original Agreement.

29.5	Severability

The covenants, obligations and provisions of this Agreement are severable, and in the event that any covenant, obligation or provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining covenants, obligations, or provisions hereof.

29.6	Counterparts

This Agreement may be signed in counterparts, each of which when taken together shall constitute one fully executed document. Each individual executing this Agreement on behalf of a legal Entity does hereby represent and warrant to each other person so signing that he or she has been duly authorized to execute this Agreement on behalf of such Entity.

29.7	Attorney Fees

In the event of any litigation, arbitration, judicial reference or other legal proceeding involving the parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or seeking a declaration of the rights of either party under this Agreement, the prevailing party shall be entitled to recover from the other such attorneys’ fees and costs as may be reasonably incurred, including the costs of reasonable investigation, preparation and professional or expert consultation incurred by reason of such litigation, arbitration, judicial reference, or other legal proceeding.

29.8 Confidential Terms

Except as required by law, neither party may disclose the financial terms of this Agreement without the prior written consent of the other party; provided that Licensee may disclose the terms of this Agreement (i) to its existing and potential investors, partners, acquirers, Sublicensees, consultants, advisors (including financial advisors, lawyers and accountants) and others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, or (ii) to comply with applicable laws or regulations, including securities laws or rules of any recognized stock exchange.

IN WITNESS WHEREOF, Licensor and Licensee have executed this Agreement by their respective officers hereunto duly authorized, on the day and year hereinafter written.

“Licensee”		“Licensor”

By	/s/ Christopher C. Gibson	By:	/s/ Thomas N. Parls

Name	Christopher C. Gibson	Name:	Thomas N. Parks

Title	Chief Executive Officer	Title:	President

Date	February 9, 2016	Date:	February 29, 2016

APPENDIX “1”

ASSIGNMENT AGREEMENT

ASSIGNMENT

WHEREAS, Christopher C. Gibson and Dean Y. Li, (each hereinafter “INVENTOR”), has made inventions described in United States Provisional Patent Application No. 62/014,540 filed on June 19, 2014 and entitled METHODS OF TREATING AND PREVENTING VASCULAR INSTABILITY DISEASES; United States Patent Application No. 14/728,800 filed on June 2, 2015 and entitled METHODS OF TREATING AND PREVENTING VASCULAR INSTABILITY DISEASES; and/or in International Patent Application No. PCT/US15/36062 filed on June 16, 2015 and entitled METHODS OF TREATING AND PREVENTING VASCULAR INSTABILITY DISEASES; and

WHEREAS, each INVENTOR believes himself to be an original inventor or an original joint inventor of said inventions disclosed and/or claimed in the foregoing patent applications;

WHEREAS, each INVENTOR was obligated to assign said inventions to the University of Utah, a Utah corporation, having a place of business at [***], Salt Lake City, Utah 84122 (“UNIVERSITY”) pursuant to University of Utah Policy;

WHEREAS, the UNIVERSITY had agreed that its rights to said inventions were transferred to Recursion Pharmaceuticals, LLC, a Delaware limited liability company, having its principal pace of business at [***]., Salt Lake City, UT 84108 (“RECURSION”) pursuant to a Recursion Know-How License dated June 17th, 2014;

WHEREAS, RECURSION and the University of Utah Research Foundation, a Utah non-profit corporation, having its principal place of business at [***], Salt Lake City, UT 84108 (“ASSIGNEE”) concurrent with this ASSIGNMENT are entering into an Amended and Restated License Agreement; and

WHEREAS, ASSIGNEE desires to acquire the entire interest in said patent applications:

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, RECURSION, hereby assigns and transfers to ASSIGNEE the full and exclusive right, title, and interest in and to said inventions, said patent applications, and any and all patent rights and letters patent for said inventions in the United States of America and elsewhere throughout the world, including provisional rights, foreign patent priority rights, right to claim priority to said patent applications in any international patent application, and the right to apply for patents in RECURSION’ s name or in the name of ASSIGNEE and further including all divisions and continuations of said applications and of any foreign patent applications, and all reissues and extensions of patent rights and letters patent for said inventions, all to be held and enjoyed by ASSIGNEE for its own use and benefit, and by its successors and assigns for their own use and benefit, for the full duration of the terms for which patent rights and letters patent may be granted in this or any foreign country;

ADDITIONALLY, to any extent that each INVENTOR had retained any rights in said inventions and said patent applications, for good and valuable consideration, the receipt of which is hereby acknowledged, each INVENTOR, hereby assigns and transfers to UNIVERSITY and UNIVERSITY hereby assigns and transfers to ASSIGNEE the full and exclusive right, title, and interest in and to said inventions, said patent applications, and any and all patent rights and letters patent for said inventions in the United States of America and elsewhere throughout the world, including provisional rights, foreign patent priority rights, right to claim priority to said patent applications in any international patent application, and the right to apply for patents in INVENTOR’ s name or in the name of ASSIGNEE and further including all divisions and continuations of said applications and of any foreign patent applications, and all reissues and extensions of patent rights and letters patent for said inventions, all to be held and enjoyed by ASSIGNEE for its own use and benefit, and by its successors and assigns for their own use and benefit, for the full duration of the terms for which patent rights and letters patent may be granted in this or any foreign country; and

LIKEWISE, to any extent that the UNIVERSITY had retained any rights in said inventions and said patent applications, for good and valuable consideration, the receipt of which is hereby acknowledged, the UNIVERSITY hereby assigns and transfers to ASSIGNEE the full and exclusive right, title, and interest in and to said inventions, said patent applications, and any and all patent rights and letters patent for said inventions in the United States of America and elsewhere throughout the world, including provisional rights, foreign patent priority rights, right to claim priority to said patent applications in any international patent application, and the right to apply for patents in UNIVERSITY’ s name or in the name of ASSIGNEE and further including all divisions and continuations of said applications and of any foreign patent applications, and all reissues and extensions of patent rights and letters patent for said inventions, all to be held and enjoyed by ASSIGNEE for its own use and benefit, and by its successors and assigns for their own use and benefit, for the full duration of the terms for which patent rights and letters patent may be granted in this or any foreign country.

EXHIBIT “A”

PATENT RIGHTS

U No.	Matter	Application No. Date of Filing	Title	Inventor(s)
		USPTO No. 62/014.540 — filed June 19th, 2014.	Methods of Treating and Preventing Vascular	Christopher C. Gibson, Dean Y. Li
Instability Diseases
		USPTO No. 14/728,000 — filed June 2.d, 2015	Methods of Treating and Preventing Vascular	Christopher C. Gibson, Dean Y. Li
Instability Diseases
		PCT/US15/36062 — Filed June 16, 2015	Methods of Treating and Preventing Vascular	Christopher C. Gibson, Dean Y. Li
Instability Diseases